Exhibit 99.4

JAZZ PHARMACEUTICALS PLC
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
On May 27, 2016, Jazz Pharmaceuticals plc ("Parent") and Plex Merger Sub, Inc., a wholly owned subsidiary of Parent (“Purchaser”), entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Celator Pharmaceuticals, Inc. (“Celator”) pursuant to which Parent, through Purchaser, commenced a cash tender offer to acquire all of the outstanding shares of Celator’s common stock (the “Shares”) for $30.25 per Share, net to the seller in cash, without interest (less any required withholding taxes), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 10, 2016 (as amended or supplemented, the “Offer to Purchase”), and the Letter of Transmittal (the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”). As of the expiration of the Offer on July 12, 2016, a total of 36,516,173 Shares were validly tendered and not validly withdrawn, which represented approximately 81.13% of the then outstanding Shares. The condition to the Offer that more than 50% of the then outstanding Shares shall have been validly tendered and not validly withdrawn prior to the expiration of the Offer had been satisfied. As a result, Purchaser accepted for payment all Shares that were validly tendered and not validly withdrawn. In addition, notices of guaranteed delivery were delivered with respect to 2,016,237 additional Shares, representing approximately 4.48% of the outstanding Shares. On July 12, 2016, Purchaser completed its acquisition of Celator (the “Acquisition”) under the terms of the Merger Agreement, pursuant to which Celator became an indirect wholly owned subsidiary of Parent and each Share then outstanding (other than Shares owned by Parent, Purchaser or Celator) was converted into the right to receive $30.25, net to the seller in cash, without interest (less any required withholding taxes), which is the same price per Share as was paid in the Offer. The aggregate consideration for the Acquisition was $1.5 billion.
The unaudited pro forma condensed combined balance sheet at June 30, 2016 gives effect to the Acquisition as if it had occurred on June 30, 2016. The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2016 and the year ended December 31, 2015 are presented as if the Acquisition occurred on January 1, 2015. The unaudited pro forma condensed combined financial statements presented herein are based on the historical financial statements of Jazz Pharmaceuticals plc and its consolidated subsidiaries ("Jazz") and Celator using the acquisition method of accounting and applying the assumptions and adjustments described in the accompanying notes.
Jazz’s consolidated balance sheet and statement of income information as of and for the six months ended June 30, 2016 was derived from its unaudited condensed consolidated financial statements for the six-month period ended June 30, 2016 included in the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016, filed with the Securities and Exchange Commission (the “Jazz 10-Q”). Jazz’s consolidated statement of income information for the year ended December 31, 2015 was derived from its audited consolidated financial statements for the year ended December 31, 2015 included in the Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission (the “Jazz 10-K”).
Celator’s consolidated balance sheet and statement of income information as of and for the six months ended June 30, 2016 was derived from its unaudited consolidated financial statements for the six-month period ended June 30, 2016 included in Exhibit 99.3 to the current report on Form 8-K/A (the “Jazz Form 8-K/A”) to which these unaudited pro forma condensed combined financial statements are attached as Exhibit 99.4. Celator’s consolidated statement of income information for the year ended December 31, 2015 was derived from its audited consolidated financial statements for the year ended December 31, 2015 included in Exhibit 99.2 to the Jazz Form 8-K/A.
The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the Acquisition. The unaudited pro forma condensed combined financial statements also do not include any future integration costs. The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Jazz and Celator been a combined company during the specified periods. The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the historical unaudited condensed consolidated financial statements of Jazz as of and for the six-month period ended June 30, 2016 included in the Jazz 10-Q, the historical audited consolidated financial statements of Jazz as of and for the year ended December 31, 2015 included in the Jazz 10-K, the historical unaudited consolidated financial statements of Celator as of and for the six-month period ended June 30, 2016 included in Exhibit 99.3 to the Jazz Form 8-K/A and the historical audited consolidated financial statements of Celator as of and for the year ended December 31, 2015 included in Exhibit 99.2 to the Jazz Form 8-K/A.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2016
(in thousands)

	Historical Jazz	Historical Celator	Pro Forma Adjustments	Notes	Jazz Unaudited Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$867,966	$63,715	$993,960	(A)	$383,629
			(1,528,580)	(B)
			(13,432)	(B)
Restricted cash	—	151	(151)	(D)	—
Investments	48,409	—	—		48,409
Accounts receivable, net	231,837	—	—		231,837
Other receivables	—	34	(34)	(D)	—
Inventories	33,291	—	—		33,291
Prepaid expenses	23,143	676	—		23,819
Other current assets	26,244	318	65	(D)	26,309
			(318)	(O)
Total current assets	1,230,890	64,894	(548,490)		747,294
Property and equipment, net	93,476	773	—		94,249
Intangible assets, net	1,300,761	—	1,829,250	(E)	3,130,011
Goodwill	661,845	—	266,458	(F)	928,303
Deferred tax assets, net, non-current	117,507	—	1,912	(H)	119,419
Deferred financing costs	6,610	—	4,506		11,116
Other non-current assets	37,005	43	120	(D)	37,168
Total assets	$3,448,094	$65,710	$1,553,756		$5,067,560
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$28,406	$893	$—		$29,299
Accrued liabilities	157,622	4,270	32,277	(H)	207,884
			13,715	(C)
Current portion of long-term debt	37,500	729	(729)	(B)	37,500
Income taxes payable	1,761	—	—		1,761
Deferred revenue	1,432	—	—		1,432
Total current liabilities	226,721	5,892	45,263		277,876
Deferred revenue, non-current	3,161	—	—		3,161
Long-term debt, less current portion	1,141,652	12,068	998,466	(A)	2,140,118
			(12,068)	(B)
Deferred tax liability, net, non-current	289,906	—	576,165	(J)	866,071
Other non-current liabilities	94,196	1,053	(30)	(I)	95,219
Shareholders’ equity:
Ordinary shares	6	44	(44)	(N)	6
Non-voting euro deferred shares	55	—	—		55
Capital redemption reserve	472	—	—		472
Warrants	—	1,083	(1,083)	(K)	—
Additional paid-in capital	1,617,069	229,672	(229,672)	(K)	1,617,069
Accumulated other comprehensive loss	(249,988)	(1,133)	1,133	(K)	(249,988)
Retained earnings (accumulated deficit)	324,844	(182,969)	220,629	(K)	317,501
			(30,365)	(H)
			(13,715)	(C)
			(635)	(B)
			30	(I)
			(318)	(O)
Total shareholders’ equity	1,692,458	46,697	(54,040)		1,685,115
Total liabilities and shareholders’ equity	$3,448,094	$65,710	$1,553,756		$5,067,560
See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Income
For the six months ended June 30, 2016
(in thousands, except per share amounts)

	Historical Jazz	Historical Celator	Pro Forma Adjustments	Notes	Jazz Unaudited Pro Forma Combined
Revenues:
Product sales, net	$713,026	$—	$—		$713,026
Royalties and contract revenues	4,145	—	145	(D)	4,290
Total revenues	717,171	—	145		717,316
Operating expenses:
Cost of product sales (excluding amortization of intangible assets)	47,419	—	—		47,419
Selling, general and administrative	251,383	6,872	37	(D)	258,292
			(3,552)	(L)	(3,552)
Research and development	70,343	6,542	60	(D)	76,945
Leukemia and Lymphoma Society funding	—	(145)	145	(D)	—
Acquired in-process research and development	8,750	—	—		8,750
Intangible asset amortization	49,379	—	—		49,379
Depreciation and amortization	—	97	(97)	(D)	—
Total operating expenses	427,274	13,366	(3,407)		437,233
Income (loss) from operations	289,897	(13,366)	3,552		280,083
Interest expense, net	(24,313)	(866)	(13,628)	(M)	(37,934)
			873	(G)
Foreign currency loss	(819)	(23)	—		(842)
Income (loss) before income tax provision	264,765	(14,255)	(9,203)		241,307
Income tax provision	79,362	31	(5,827)	(N)	73,566
Net income (loss)	$185,403	$(14,286)	$(3,376)		$167,741

Net income (loss) per ordinary share:
Basic	$3.05	$(0.37)			$2.76
Diluted	$2.98	$(0.37)			$2.70
Weighted-average ordinary shares used in per share calculation - basic	60,821	38,987			60,821
Weighted-average ordinary shares used in per share calculation - diluted	62,154	38,987			62,154

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Income
For the year ended December 31, 2015
(in thousands, except per share amounts)

	Historical Jazz	Historical Celator	Pro Forma Adjustments	Notes	Jazz Unaudited Pro Forma Combined
Revenues:
Product sales, net	$1,316,819	$—	$—		$1,316,819
Royalties and contract revenues	7,984	—	1,443	(D)	9,427
Total revenues	1,324,803	—	1,443		1,326,246
Operating expenses:
Cost of product sales (excluding amortization and impairment of intangible assets)	102,526	—	—		102,526
Selling, general and administrative	449,119	7,669	75	(D)	456,863
Research and development	135,253	11,772	123	(D)	147,148
Leukemia and Lymphoma Society funding	—	(1,443)	1,443	(D)	—
Intangible asset amortization	98,162	—	—		98,162
Depreciation and amortization	—	198	(198)	(D)	—
Impairment charges	31,523	—	—		31,523
Total operating expenses	816,583	18,196	1,443		836,222
Income (loss) from operations	508,220	(18,196)	—		490,024
Interest expense, net	(56,917)	(1,784)	(27,429)	(M)	(84,337)
			1,793	(G)
Foreign currency gain (loss)	1,445	(19)	—		1,426
Loss on extinguishment and modification of debt	(16,815)	—	—		(16,815)
Income (loss) before income tax provision (benefit)	435,933	(19,999)	(25,636)		390,298
Income tax provision (benefit)	106,399	(684)	(10,165)	(N)	95,550
Net income (loss)	329,534	(19,315)	(15,471)		294,748
Net loss attributable to non-controlling interests	(1)	—	—		(1)
Net income (loss) attributable to parent entity	$329,535	$(19,315)	$(15,471)		$294,749

Net income attributable to parent entity per ordinary share:
Basic	$5.38	$(0.57)			$4.81
Diluted	$5.23	$(0.57)			$4.68
Weighted-average ordinary shares used in per share calculation - basic	61,232	33,950			61,232
Weighted-average ordinary shares used in per share calculation - diluted	63,036	33,950			63,036

See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation
On May 27, 2016, Jazz Pharmaceuticals plc ("Parent") and Plex Merger Sub, Inc., a wholly owned subsidiary of Parent (“Purchaser”), entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Celator Pharmaceuticals, Inc. (“Celator”) pursuant to which Parent, through Purchaser, commenced a cash tender offer to acquire all of the outstanding shares of Celator’s common stock (the Shares”) for $30.25 per Share, net to the seller in cash, without interest (less any required withholding taxes), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 10, 2016 (as amended or supplemented, the “Offer to Purchase”), and the Letter of Transmittal (the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”). As of the expiration of the Offer on July 12, 2016, a total of 36,516,173 Shares were validly tendered and not validly withdrawn, which represented approximately 81.13% of the then outstanding Shares. The condition to the tender offer that more than 50% of the then outstanding Shares shall have been validly tendered and not validly withdrawn prior to the expiration of the Offer had been satisfied. As a result, Purchaser accepted for payment all Shares that were validly tendered and not validly withdrawn. In addition, notices of guaranteed delivery were delivered with respect to 2,016,237 additional Shares, representing approximately 4.48% of the outstanding Shares. On July 12, 2016, Purchaser completed its acquisition of Celator (the “Acquisition”) under the terms of the Merger Agreement, pursuant to which Celator became an indirect wholly owned subsidiary of Parent and each Share then outstanding (other than Shares owned by Parent, Purchaser or Celator) was converted into the right to receive $30.25, net to the seller in cash, without interest (less any required withholding taxes), which is the same price per Share as was paid in the Offer. The aggregate consideration for the Acquisition was $1.5 billion.
The unaudited pro forma condensed combined balance sheet at June 30, 2016 gives effect to the Acquisition as if it had occurred on June 30, 2016. The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2016 and the year ended December 31, 2015 are presented as if the Acquisition had occurred on January 1, 2015. The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting, based on the historical financial statements of Jazz Pharmaceuticals plc and its consolidated subsidiaries ("Jazz") and Celator. Certain reclassifications have been made to the historical financial statements of Celator to conform to the financial statement presentation of Jazz. All such reclassifications have been included in Pro Forma Adjustments in the Unaudited Pro Forma Condensed Combined Balance Sheet and Unaudited Pro Forma Condensed Combined Statement of Income.
Celator Acquisition
The acquisition consideration for pro forma purposes represents the total cash paid at the closing of the Acquisition of $1.5 billion. Under the acquisition method of accounting, identifiable assets and liabilities of Celator, including identifiable intangible assets, were recorded based on their estimated fair values as of the effective time of the Acquisition. Goodwill is calculated as the difference between the acquisition consideration exchanged and fair values of identifiable net assets acquired.
The acquisition consideration exchanged and the fair values of identifiable net asset acquired are, in part, based upon a preliminary valuation, as described below, and Jazz’s estimates and assumptions which are subject to change.
Tangible assets and liabilities: Tangible assets and liabilities were valued at their respective carrying amounts. Management believes that these amounts approximate their current fair values as of the deemed acquisition date of June 30, 2016.
Identifiable intangible assets: Identifiable intangible assets acquired include in-process research and development. The fair value of the acquired in-process research and development is based on management’s preliminary valuation as of the deemed acquisition date of June 30, 2016. In-process research and development represents incomplete research and development projects at Celator, primarily related to VyxeosTM. Management estimated the fair value of Vyxeos acquired in-process research and development to be $1.8 billion. The fair value of in-process research and development was determined using the income approach, including the application of probability factors related to the likelihood of success of Vyxeos reaching final development and commercialization. It also took into consideration information and certain program-related documents and forecasts prepared by management. The fair value of in-process research and development was capitalized as of the acquisition date and is subsequently accounted for as an indefinite-lived intangible asset until completion or abandonment of the associated research and development efforts. Accordingly, during the development period after the completion of the Acquisition, these assets will not be amortized into earnings; instead, these assets will be subject to periodic impairment testing. Upon successful completion of the development process for an acquired in-process research and development project, determination as to the useful life of the asset will be made. The asset would then be considered a finite-lived intangible asset and amortization of the asset into earnings would begin over the remaining estimated useful life of the asset.

Goodwill: Goodwill represents the excess of the preliminary acquisition consideration over the estimated fair values of net assets acquired. Goodwill will not be amortized but will be tested for impairment at least annually or whenever certain indicators of impairment are present. In the future, if it is determined that goodwill is impaired, an impairment charge would be recorded at that time.
Deferred tax assets and liabilities: Deferred tax assets and liabilities arise from acquisition accounting adjustments where book values of certain assets and liabilities differ from their tax bases. Deferred tax assets and liabilities are recorded at the currently enacted rates which will be in effect at the time when the temporary differences are expected to reverse in the country where the underlying assets and liabilities are located.
Pre-acquisition contingencies: The Company has not currently identified any pre-acquisition contingencies where a liability is probable and the amount of the liability can be reasonably estimated. If information becomes available to management prior to the end of the measurement period (no longer than 12 months after the closing of the acquisition), which would indicate that a liability is probable and the amount can be reasonably estimated, such items will be reflected in the acquisition accounting.
The fair values of the acquired net assets, assuming the acquisition of Celator had closed on June 30, 2016, are as follows (in thousands):

Amount
Cash and cash equivalents	$50,283
Prepaid expenses	676
Other current assets	65
Property and equipment	773
Other non-current assets	162
Accounts payable	(893)
Accrued expenses	(41,006)
Deferred tax liabilities, net, non-current	(576,165)
Other non-current liabilities	(1,023)
Total tangible assets acquired and liabilities assumed	(567,128)

Intangible assets	1,829,250
Goodwill	266,458
Total intangible assets acquired	2,095,708
Total pro forma net assets acquired	$1,528,580

2.	Pro Forma Adjustments
Pro forma adjustments are necessary to reflect the acquisition consideration exchanged and to adjust amounts related to the tangible and intangible assets and liabilities of Celator to a preliminary estimate of their fair values, and to reflect the impact on the statements of income of the Acquisition as if the companies had been combined during the periods presented therein. The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(A)
To record amount borrowed by Jazz under its revolving credit facility of $1.0 billion in connection with the Acquisition. The revolving debt bears interest, at Jazz’s option, at a rate equal to either (i) the LIBOR rate, plus an applicable margin ranging from 1.50% to 2.25% per annum, based upon Jazz’s secured leverage ratio (as defined in the Credit Agreement, dated as of June 18, 2015 as amended by Amendment No. 1  thereto (as amended, the “Amended Credit Agreement”), by and among Parent, as guarantor, certain of Parent’s wholly owned subsidiaries, as borrowers, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent, collateral agent, letter of credit issuer and swing line lender) or (ii) or the prime lending rate, plus an applicable margin ranging from 0.50% to 1.25% per annum, based upon Jazz’s secured leverage ratio (as defined in the Amended Credit Agreement). The interest rate was 2.48% when the revolving debt was obtained on July 12, 2016. A 1/8 of a percent (0.125%) change in interest rates would impact Jazz’s pro forma interest expense related to revolving debt by $0.6 million for the six months ended June 30, 2016 and $1.3 million for the year ended December 31, 2015.

(B)	To record the cash payment made by Jazz and payoff of Celator’s debt at the closing of the Acquisition.

(C)	To record payment to the Leukemia & Lymphoma Society triggered by the Acquisition.

(D)	To adjust Celator’s balances to conform to Jazz’s presentation.

(E)	To record estimated fair value of Celator’s identifiable intangible assets acquired.

(F)	To record goodwill as part of the Acquisition.

(G)	To remove interest expense related to Celator’s debt that was paid off at the closing of the transaction.

(H)	To record Jazz’s and Celator’s estimated transaction costs payable, and the related tax effect, assuming the Acquisition closed on June 30, 2016.

(I)	To eliminate unamortized deferred rent balances related to assumed leases.

(J)
To record net deferred tax liability, comprising $676.2 million related to acquired intangible assets, offset by acquired net operating losses and research and orphan drug credit carryovers of $100.0 million.

(K)	To record the elimination of Celator’s equity accounts.

(L)	To eliminate transaction costs recorded in the statement of income for the six months ended June 30, 2016.

(M)	To record interest expense associated with the amount borrowed under Jazz's revolving credit facility in connection with the Acquisition as if the Acquisition occurred on January 1, 2015.

(N)	Represents the income tax effect of the pro forma adjustments and Celator's historical losses using the Irish statutory rate of 12.5% and the US Federal and State statutory rate of 37%.

(O)	To adjust other current assets to fair value.

3.	Non-recurring Transaction Costs
Jazz and Celator have incurred, and Jazz will continue to incur, certain non-recurring transaction expenses in connection with the Acquisition. Non-recurring transaction expenses incurred were $3.6 million during the six months ended June 30, 2016 and are reflected as an adjustment to reduce selling, general and administrative expenses in the unaudited pro forma condensed combined statement of income as they are non-recurring and directly attributable to the Acquisition. The unaudited pro forma condensed combined balance sheet as of June 30, 2016 includes an adjustment of $32.3 million to accrued liabilities for transaction expenses incurred by Jazz and Celator subsequent to June 30, 2016 (see Note 2, Pro Forma Adjustments above). These transaction expenses are not reflected in the unaudited pro forma condensed combined statement of income for the six months ended June 30, 2016 or the unaudited pro forma condensed combined statement of income for the year ended December 31, 2015, as they are not expected to have a continuing impact on operations.